Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC, INC. ANNOUNCES PLANNED RETIREMENT OF CHARLES EDDY
AND SETS CFO TRANSITION PLAN
Jeff Andreson joining Intevac to succeed Charles Eddy
Santa Clara, Calif. — May 21, 2007 — Intevac, Inc. (Company) (Nasdaq: IVAC) today announced that Charles B. Eddy, the Company’s chief financial officer, plans to retire in August 2007. Jeff Andreson will join the Company as executive vice president of finance on June 18, 2007 and will succeed Mr. Eddy as chief financial officer on August 13, 2007. In the interim months, Mr. Andreson and Mr. Eddy will work together to ensure a smooth transition. Mr. Eddy will continue to work for the Company on a part-time basis after he retires.
Charles B. Eddy has served as Intevac’s chief financial officer, secretary and treasurer since 1991, when the Company was formed in a leveraged buyout from Varian Associates.
Jeff Andreson, 45, is joining Intevac from Applied Materials, Inc., where he has served as managing director and controller of the Applied Global Services product group. Since joining Applied Materials in 1995, Mr. Andreson has held a number of senior financial positions, including managing director, Global Financial Planning and Analysis; controller, Metron subsidiary; controller, North American Sales and Service; and controller, Volume Manufacturing. From 1989 through 1995, Mr. Andreson held various roles at Measurex Corporation. Mr. Andreson holds an M.B.A. from Santa Clara University and a B.S. in Finance from San Jose State University.
“I have worked with Jeff in the past, as have a number of my staff, and we are very excited that Jeff has decided to join the Intevac team,” commented Kevin Fairbairn, chief executive officer of Intevac. “Jeff has the background and industry experience to provide sound financial leadership for Intevac as we work towards our goal of creating a one billion dollar revenue company.”
“Charley has been instrumental in building Intevac’s strong financial foundation and enhancing our relationship with the investor community,” added Mr. Fairbairn. “He will continue to be a key member of the executive team and lead his organization through an orderly transition into the third quarter. The Board, the Intevac team and I would like to thank Charley Eddy for his financial stewardship of Intevac over the last sixteen years and wish him and his family the very best in retirement.”
About Intevac
Intevac is the world’s leading supplier of magnetic media sputtering equipment for the hard disk drive industry and a developer and provider of leading-edge extreme low-light imaging sensors, cameras, and systems. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac

claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, CFO succession plans and long-term revenue targets. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: failure of the CFO succession plan to occur as planned, or failure of the Company to achieve its long-term annual revenue goal, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
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